Exhibit 99

For Northern Iowa (Garner)

Nortech Systems to Close Facility in Garner, Iowa

MINNEAPOLIS — June 4, 2009 — Nortech Systems Incorporated (NASDAQ: NSYS) announced today that it will close its electronics manufacturing services (EMS) facility in Garner, Iowa, by early August 2009.

“This was a very difficult decision for everyone involved, but a necessary decision aimed at maximizing our efficiency and reducing expenses,” said Mike Degen, president and CEO of Nortech Systems.  “To help ensure our company’s long-term health and viability, we are committed to aligning our cost structure with customer demand.”

The three primary market segments served by Nortech Systems — aerospace/defense, medical and industrial — all have been impacted by deteriorating macroeconomic conditions.  The customer base served by the Garner facility was heavily weighted with industrial customers, the segment where Nortech is seeing the weakest demand.

The closure will impact 57 hourly and salaried employees.  Nortech will consolidate its EMS operations at its facility in Merrifield, Minn.

Nortech Systems purchased the Garner facility from Suntron Corporation in February 2007.  Nortech’s other manufacturing operations are located in Baxter, Bemidji, Blue Earth, Fairmont and Merrifield, Minnesota; Augusta, Wisconsin; and Monterrey, Mexico.

About Nortech Systems, Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries. Markets served include industrial equipment, military/defense, medical and transportation. The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Media Contact:              Warren Djerf, Brookside Communications Group (for Nortech Systems) 952-920-3908 or warren@brookcomm.net